Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Registration Statement no. 333-134553

Dated October 4, 2007

Rule 433

PIESSM (Premium Income Exchangeable SecuritiesSM)
Terms and Conditions as of October 4, 2007
PIES

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 and other documents Lehman Brothers Holdings Inc. has filed with the
SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in this offering. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database
(EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers
Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplements and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

General Issue Terms
	Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)*
	Securities Offered:	6% Exchangeable Notes due October 12, 2010, referred to as PIES, with an aggregate principal amount of $22,632,500.00. Each PIES will be issued with a principal amount of $25.00.
	Currency:	USD
	Offering Price:	$25.00 per PIES
	Ranking:	The PIES will be Lehman Brothers’ senior unsecured obligations and will rank equal in right of payment with all of its existing and future senior unsecured indebtedness
Dates
	Trade Date:	October 4, 2007
	Issue Date:	October 12, 2007 (the 5th business day following the Trade Date)
	Stated Maturity Date:	October 12, 2010 (3 years after the Issue Date)
	Valuation Date:	October 4, 2010 (the 5th business day prior to the Stated Maturity Date)
Coupon Payment Details
	Coupon Rate:	6% per annum on the principal amount of $25.00 per PIES
Coupon Payment Dates:

Quarterly on January 12, April 12, July 12 and October 12, beginning January 12, 2008. If any coupon payment date is not a business day, the investor will receive payment on the following business day without any additional interest in respect of the delay

Calculation of Payment at Maturity
	Reference Equity:	The common stock of General Mills Inc. (“GIS”)
	Initial Execution Price:	$57.75 per share of the Reference Equity.
	Payment at Maturity:	Subject to certain exceptions, each $25.00 principal amount PIES will be exchanged for a number of shares of General Mills Inc. equal to the sum of:

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

PIES

(i)       For each of the five trading days during the five consecutive trading day period ending on and including the Valuation Date (the “Valuation Period”), on which the Adjusted Closing Price of General Mills common stock is more than $69.30 per share, a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 shares of General Mills common stock by 0.8333;

(ii)      For each of the five trading days during the Valuation Period on which the Adjusted Closing Price of General Mills common stock is more than $57.75 per share but less than or equal to $69.30 per share, a fraction of a share of General Mills common stock equal to the result of multiplying 1/5th of 0.4329 shares of General Mills common stock by the result of dividing $57.75 by the Adjusted Closing Price of General Mills common stock on such trading day; and

(iii)     For each of the five trading days during the Valuation Period on which the Adjusted Closing Price of General Mills common stock is $57.75 or less per share, 1/5th of 0.4329 shares of General Mills common stock.

As a result, on the Maturity Date, subject to adjustment as described herein, the investor will receive a total of between 0.4329 of one share and 0.3608 of one share of General Mills common stock for each $25.00 principal amount of PIES the investor owns.

	Adjusted Closing Price:	On a scheduled trading day, the sum of:
(i) the official closing price of the Reference Equity on its Quotation Exchange on such scheduled trading day and (ii) its Dividend Adjustment Amount as of such scheduled trading day
Redemption Details
	Early Redemption:	None
The Issuer will not have the option to exchange the principal amount of the PIES for General Mills common stock or to otherwise repay the principal of the PIES prior to the Maturity Date.
	Earliest Redemption Date:	3 years after Trade Date
Repurchase Rights
Early Repurchase/Conversion
	Option:	None
The investor will not have the option to cause the Issuer to repurchase the PIES or exchange the principal amount of the PIES for General Mills common stock prior to the maturity date.

	Settlement Details
	Option to Deliver Cash
	Instead of General Mills
PIES	Common Stock:	The Issuer will have the option to pay the investor cash instead of delivering some or all of the General Mills common stock that the Issuer would otherwise be required to deliver to the investor.
	Termination Upon
	Bankruptcy of General Mills:

In certain circumstances, such as a bankruptcy or other insolvency proceeding of General Mills, all of the Issuer’s obligations under the PIES will immediately terminate. Following such termination, the investor will not receive any further coupon payments and no principal payments, shares of General Mills common stock, cash in lieu of such shares or any other property will be delivered to the investor at maturity or otherwise in respect of the PIES.

	Dividend Adjustment Details
	Expected Dividend Schedule:
		Expected Ex-Dividend Date	Expected Dividend Amount (per share)
		5-Oct-07	$0.39
		10-Jan-08	$0.39
		10-Apr-08	$0.39
		10-Jul-08	$0.39
		10-Oct-08	$0.39
		12-Jan-09	$0.39
		13-Apr-09	$0.39
		13-Jul-09	$0.39
		13-Oct-09	$0.39
		13-Jan-10	$0.39
		13-Apr-10	$0.39
		13-Jul-10	$0.39

	Dividend Adjustment Amount:	The Dividend Adjustment Amount as of any scheduled trading day shall be calculated as the difference between the Actual Aggregate Dividend and the Expected Aggregate Dividend, in each case as of such scheduled trading day, which difference may be positive or negative.
	Expected Aggregate Dividend:	With respect to any scheduled trading day, the Expected Aggregate Dividend shall be calculated as the sum of Expected Dividend

Amounts corresponding to all Expected Ex-dividend Dates within the period from but excluding the Trade Date to and including such scheduled trading day.
PIES	Actual Aggregate Dividend:	With respect to any scheduled trading day, the Actual Aggregate Dividend shall be calculated as follows:

•     If ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be the sum of regular cash dividends declared per share of the Underlying Stock on all such ex-dividend dates;

•     If no ex-dividend dates occur within the period from but excluding the Trade Date to and including such scheduled trading day, the Actual Aggregate Dividend shall be zero.

Other Information
	Listing:	None
	Quotation Exchange:	For the Notes: None
For the Reference Equity: The New York Stock Exchange
	TRACE Eligibility:	Yes
	Business Days:	New York
	Calculation Agent:	Lehman Brothers Inc.
	Clearing:	DTC
	Trustee:	Citibank N.A.
	Adjustments:	Detailed provisions specifying the adjustments to be made to the terms and conditions of the Notes upon the occurrence of a market disruption event or an adjustment event in relation to the Reference Equity will be described in the product supplement relating to the Notes.
	CUSIP Number:	52522L350
	ISIN Number:	US52522L3502